EXHIBIT 11


                                          THE BEAR STEARNS COMPANIES INC.
                                         COMPUTATION OF PER SHARE EARNINGS
                                                    (UNAUDITED)
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                                                                     Three Months Ended             Nine Months Ended
                                                                 -------------------------      -------------------------
                                                                  August 31,    August 25,        August 31,   August 25,
                                                                     2001         2000              2001          2000
                                                                 -----------   -----------      -----------   -----------
                                                                           (In thousands, except per share data)
Weighted average common shares outstanding:

     Average common shares outstanding                              98,482       107,667           103,852       111,818
     Average common shares issuable assuming
       conversion of fully vested CAP units                         41,268        40,647            40,347        40,647
     Average common shares issuable under other
       employee benefit plans                                          582           502               569           502
                                                                -----------   -----------       -----------   -----------
Total basic weighted average common shares outstanding             140,332       148,816           144,768       152,967
Effect of dilutive securities:
   CAP and restricted units                                          7,587             8             8,462             3
   Employee stock options                                            1,137           418               891           199
                                                                -----------   -----------       -----------   -----------
Total weighted average common shares outstanding and
   dilutive potential common shares                                149,056       149,242           154,121       153,169
                                                                ===========   ===========       ===========   ===========
Net income                                                      $  134,572    $  181,436        $  463,746    $  577,994

Preferred stock dividends                                           (9,778)       (9,778)          (29,335)      (29,335)
Income adjustment (net of tax) applicable to deferred
   compensation arrangements                                        17,072        25,909            58,044        63,270
                                                                -----------   -----------       -----------   -----------
Net earnings available to common shareholders                   $  141,866    $  197,567        $  492,455    $  611,929
                                                                ===========   ===========       ===========   ===========
Basic earnings per share                                        $     1.00    $     1.33        $     3.34    $     4.00
                                                                ===========   ===========       ===========   ===========
Diluted earnings per share                                      $     0.95    $     1.32        $     3.20    $     4.00
                                                                ===========   ===========       ===========   ===========


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